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Execution Copy                                                       EXHIBIT 2.6

                            DATED 11TH FEBRUARY 2003

                  FALCON INTERNATIONAL INVESTMENT HOLDINGS LLC

                                       and

                       SEROLOGICALS RESEARCH PRODUCTS, INC

          ------------------------------------------------------------

                           EUROPEAN PURCHASE AGREEMENT
                    RELATING TO THE SALE OF THE WHOLE OF THE
                 ISSUED SHARE CAPITAL OF CHEMICON EUROPE LIMITED

          ------------------------------------------------------------

                             [THEODORE GODDARD LOGO]

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Execution Copy                                                       EXHIBIT 2.6

                                    CONTENTS

                                                                               PAGE
1.    DEFINITIONS AND INTERPRETATION......................................       1

2.    SALE AND PURCHASE...................................................       1

3.    CONSIDERATION.......................................................       2

4.    CONDITIONAL AGREEMENT...............................................       2

5.    WARRANTIES..........................................................       2

6.    COMPLETION..........................................................       4

7.    MATTERS PENDING COMPLETION..........................................       5

8.    CONFIDENTIALITY.....................................................       5

9.    GUARANTEE...........................................................       6

10.   SPECIFIC MATTERS....................................................       6

11.   TAX COVENANT........................................................       6

12.   COSTS...............................................................       7

13.   NOTICES.............................................................       7

14.   DEDUCTIONS FROM PAYMENTS............................................       8

15.   TERMINATION.........................................................       8

16.   GENERAL.............................................................       8

SCHEDULE 1 - Warranties...................................................      12

SCHEDULE 2 - Particulars of the Company...................................      31

SCHEDULE 3 - The Subsidiary...............................................      32

SCHEDULE 4 - The Properties...............................................      33

SCHEDULE 5 - Completion Requirements......................................      34

SCHEDULE 6 - Specific Matters.............................................      37

APPENDIX - Definitions and Interpretation.................................      38

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Execution Copy                                                       EXHIBIT 2.6

DOCUMENTS IN THE AGREED FORM:

1.       Form of Director's/Secretary's Resignation

2.       Power of Attorney from the registered holder of the Shares

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Execution Copy                                                       EXHIBIT 2.6

AGREEMENT dated 11th February 2003

PARTIES:

(1) FALCON INTERNATIONAL INVESTMENT HOLDINGS LLC, a Delaware limited liability company whose head office is c/o Michael Mead, sole manager, 8600 W. Bryn Mawr Ave., Suite 700-N, Chicago, Illinois 60631-3505, USA (SHAREHOLDER); and

(2) SEROLOGICALS RESEARCH PRODUCTS, INC, a company incorporated in Delaware, USA whose head office is at 5655 Spalding Drive, Norcross, Georgia 30092, USA (SEROLOGICALS).

INTRODUCTION:

(A) The Shareholder is the registered holder and beneficial owner of all the issued shares in Chemicon Europe Limited (COMPANY).

(B) The Shareholder is willing to sell such shares to Serologicals, and Serologicals is willing to purchase them, on the terms and subject to the conditions of this Agreement.

(C)      Details of the Company are set out in Schedule 2.

(D) The Subsidiary is the only subsidiary of the Company at the date of this Agreement.

IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

         The definitions and interpretation provisions set out in the Appendix apply in this Agreement.

2.       SALE AND PURCHASE

2.1 The Shareholder shall sell and Serologicals shall purchase the Shares on the terms and subject to the conditions of this Agreement.

2.2 The Shareholder shall sell the Shares with full title guarantee and free from any Encumbrance.

2.3 The Shareholder shall not before Completion dispose of any interest in the Shares or any of them or grant any Encumbrance over the Shares or any of them.

2.4 The Shareholder shall sell the Shares with all rights now and in the future attaching to them.

2.5 Serologicals shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

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2.6      The Shareholder waives, and agrees to procure the waiver of, any restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares under the existing articles of association of the Company or otherwise.

2.7 For so long after Completion as it remains the registered holder of any of the Shares the Shareholder shall hold them and any distributions, property and rights deriving from them in trust for Serologicals and shall deal with the Shares and any distributions, property and rights deriving from them as Serologicals directs.

3.       CONSIDERATION

3.1      The consideration for the Shares shall be the sum of US$14,025,000.

3.2      The consideration for the Shares shall be paid in full on Completion.

4.       CONDITIONAL AGREEMENT

4.1 This Agreement and the rights and obligations of the parties under it (except as provided in clause 4.3) are in all respects conditional upon:

4.1.1 the US Securities Purchase Agreement becoming unconditional in all respects other than the condition relating to Completion of this Agreement; and

4.1.2 by the date that the condition in Clause 4.1.1 is satisfied, the Secretary of State for Trade and Industry not having referred the proposed transactions contemplated in this Agreement or matters arising therefrom to the Competition Commission in exercise of his powers under the Fair Trading Act 1973.

4.2 If the conditions set out in clause 4.1 shall not have been fully satisfied by the date this Agreement is terminated in accordance with clause 15 (termination), then this Agreement shall immediately lapse and cease to have effect (other than clauses 12 (costs), 16.5 (governing law), 16.13 (announcements) and 16.18 (appointment of agent for service) which shall remain in force) and neither party shall have any claim against any other in respect of this Agreement except in relation to any prior breach of this Agreement.

4.3 Despite clause 4.1, each of the parties shall perform and observe its obligations under this Agreement which, expressly or by implication, are required to be performed or observed at any time prior to the earlier of (i) the time when this Agreement is terminated in accordance with clause 15 (termination) and (ii) the fulfilment of all the conditions set out in clause 4.1.

5.       WARRANTIES

5.1 The Shareholder warrants, represents to and undertakes with Serologicals in the terms of Schedule 1.

5.2 The Shareholder acknowledges that Serologicals is entering into this Agreement in reliance on the Warranties.

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5.3      Any reference in Schedule 1 (Warranties) to the COMPANY means the
         Company and the Subsidiary separately so that the Warranties are given in respect of the Company and the Subsidiary separately.

5.4 The Warranties are given subject to and qualified by, and Serologicals is not entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached in and to the extent, but only to the extent, that the fact, matter or circumstance is fairly disclosed in the Disclosure Letter.

5.5 The Warranties are not subject to any qualification other than the Disclosure Letter and those qualifications referred to in the Disclosure Letter.

5.6      Serologicals acknowledges and agrees with the Shareholder that:

5.6.1 it has had the opportunity to, and has, conducted due diligence investigations in relation to the Company and the Subsidiary before the date of this Agreement;

5.6.2 the Warranties are the only warranties that Serologicals requires, and on which Serologicals has relied, in entering into this Agreement; and

5.6.3 to the extent permitted by law, all other warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by the Shareholder, the Company or its employees or advisers are expressly excluded.

5.7 In the event of any conflict or inconsistency between the provisions of this Agreement (other than, and to the extent only that the Disclosure Letter qualifies, the Warranties) and the Disclosure Letter the provisions of this Agreement shall prevail.

5.8 The Shareholder undertakes to Serologicals that it will not seek to pursue any right, remedy or claim against the Company or the Subsidiary or any of their respective officers or employees which they or any of them may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given to the Shareholder or any of its advisers or agents in connection with this Agreement, the Warranties, the Disclosure Letter or any other document referred to in this Agreement except to the extent that such right, remedy or claim arises against any of such officers or employees and as a result of fraud or wilful concealment. In any event, the Shareholder irrevocably undertakes to Serologicals (for itself and as trustee for each of such persons) to waive every such claim they may have against any of such persons.

5.9 Each of the Warranties shall be construed separately and none of the Warranties shall limit or govern the extent, application or construction of any other of the Warranties.

5.10 In the Warranties, the term "knowledge" in relation to the Shareholder shall mean (i) all facts known by any person named in Schedule 3.1(f) to the US Securities Purchase Agreement, D Beckman, K Beckman or Matthew Corbett after due inquiry and diligence with respect to the matters at hand and (ii) all facts that such persons should have known with respect to the matters at hand if they had made due enquiry and exercised diligence.

5.11 The provisions of the Indemnification Agreement shall apply in respect of any claims under this Agreement. In the event of any matter giving rise to a claim under this Agreement, the Shareholder and Serologicals must comply with the provisions of Clause

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         2.3 of the Indemnification Agreement (Indemnification Procedure) and
         2.4 (Claims Period) in respect of the notification and conduct of any such matter and the provisions of Clause 2.5 (Liability Limits) shall apply in respect of determining the liability of the Obligated Parties in respect of such matter.

5.12 The liability of the Shareholder in respect of any claim for breach of any Warranty or claim under clause 11 (Tax Covenant) (with the exception of clause 5.12.1 which shall not apply to reduce or extinguish claims under clause 11) is reduced or extinguished (as the case may be) to the extent that:

5.12.1 the subject matter of any claim is expressly provided for in the Warranted Accounts; or

5.12.2 the claim has arisen as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of Serologicals after the date of this Agreement otherwise than in the ordinary course of business as it is carried on at Completion or pursuant to a legally binding commitment created before Completion by or on behalf of the Company or the Subsidiary and in either case where Serologicals ought reasonably to have known that such voluntary act, omission or transaction would cause such claim to arise; or

5.12.3 the claim is as a result of or in respect of, or where the claim arises from, any increase in the rate of tax liable to be paid or any imposition of tax not in effect at the date of Completion; or

5.12.4 the claim occurs or is increased as a result of legislation not in force or in effect at the date of Completion; or

5.12.5 the claim occurs as a result of a change in any law after the date of Completion.

5.13 If, within two years of any payments being made to Serologicals by or on behalf of the Shareholder in respect of a claim under the Warranties or a breach of the tax covenant at clause 11 of this Agreement, the Company or any Subsidiary subsequently receives any sum referable to the claim from a third party (including payment under any insurance policy), then Serologicals:

5.13.1   must promptly notify the Shareholder of the receipt of such sum; and

5.13.2 pay to the Shareholder an amount equal to the amount (net of expenses and tax) of the sum received by Serologicals, the Company or the Subsidiary (as the case may be) or such lesser amount (net of expenses and tax) as shall have been so paid to Serologicals by or on behalf of the Shareholder.

5.14 Any amount paid by the Shareholder to Serologicals in respect of a claim under this Agreement shall be treated as a reduction pro-rata in the purchase consideration paid by Serologicals for the Shares.

6.       COMPLETION

6.1 Completion shall take place at the offices of Serologicals' Solicitors or at such other place as the parties may agree, as soon as is practicable following the satisfaction or

                                        4

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Execution Copy                                                       EXHIBIT 2.6

         waiver of the conditions referred to in clause 4.1 or at such later time or date as the parties may agree in writing.

6.2 On Completion the parties will comply with their respective obligations under Schedule 5.

6.3 If any of the requirements of Schedule 5 (to the extent not previously waived in terms of this Agreement) are not complied with on the date fixed for Completion the party not in default may (without prejudice to its or their other rights and remedies including the right to claim damages for the breach):

         6.3.1 proceed to Completion so far as practicable (without prejudice to his or their rights under this Agreement); or

         6.3.2    rescind this Agreement without liability to any other party;
                  or

         6.3.3 waive all or any of the obligations in question of the party in default.

7.       MATTERS PENDING COMPLETION

         Pending Completion, the Shareholder shall, in respect of the Group, comply with its obligations under clauses 5.1 to 5.4 of the US Securities Purchase Agreement. References to any US legal or accounting term or concept in clauses 5.1 to 5.4 of the US Securities Purchase Agreement shall, in respect of this clause 7, be deemed to include what most approximates in England to the US legal or accounting term or concept concerned.

8.       CONFIDENTIALITY

8.1 The Shareholder undertakes to Serologicals that it will not and will procure that none of Chemicon Inc, the Group, D Beckman or K Beckman will at any time after the date of this Agreement disclose to anyone or use for their own purposes or for any purposes except those of any company in the Group or through any failure to exercise all due care and diligence cause any unauthorised disclosure of any Confidential Information which they or any of them now possess or come into possession of prior to Completion.

8.2      Despite clause 8.1, the Shareholder may disclose Confidential
         Information:

         8.2.1 to its professional advisers solely for the purpose of taking advice on matters concerning this Agreement in which case the Shareholder shall ensure that such professional advisers are aware of the confidential nature of the information and shall use its best endeavours to procure that such advisers keep such information confidential on terms equivalent to this clause;

         8.2.2 to the extent required by law, or by any regulatory authority to which the Shareholder may be subject.

8.3 The Shareholder will on demand made by Serologicals at any time after Completion deliver up or cause to be delivered up to Serologicals, or destroy or erase or cause to be destroyed or erased at Serologicals' direction, all notes and records on whatever media

                                        5

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         (including copies) containing Confidential Information, in each case being in the custody, control or possession of the Shareholder, D Beckman or K Beckman.

9.       GUARANTEE

         The provisions of the Parent Guaranty shall apply in respect of the obligations of Serologicals under this Agreement.

10.      SPECIFIC MATTERS

10.1 Notwithstanding disclosure made by the Shareholder in respect of any matter giving rise to a claim in respect of the matters set out in
         Schedule 6 the Shareholder agrees to indemnify Serologicals in accordance with the provisions of the Indemnification Agreement. In the event of any matter giving rise to a claim in respect of the matters set out in Schedule 6, the Shareholder and Serologicals must comply with the provisions of Clause 2.3 of the Indemnification Agreement (Indemnification Procedure) and 2.4 (Claims Period) in respect of the notification and conduct of any such matters and the provisions of Clause 2.5 (Liability Limits) shall apply in respect of determining the liability of the Obligated Parties in respect of such matters.

10.2 No claim for payment shall be made in respect of the matters set out at clause 10.1 to the extent that an express provision for the liabilities in question was made in the Warranted Accounts.

10.3 Any payments made by the Shareholder in respect of the matters set out at clause 10.1 shall be treated as a reduction in the consideration for its Shares.

11.      TAX COVENANT

11.1 The Shareholder covenants to pay to Serologicals in accordance with the terms and conditions of the Indemnification Agreement an amount equal to:

         11.1.1   any liability to Tax of a Group Member which arises:

                  (i) in consequence of an Event which occurred, or was deemed to occur, on or before Completion; or

                  (ii) in respect of, or with reference to, any Income, Profits or Gains which were earned, accrued or received on or before Completion; and

         11.1.2 any liability to Tax which is primarily the liability of another person (the PRIMARY PERSON) for which a Group Member is liable in consequence of:

                  (i) the Primary Person failing to discharge such liability to Tax; and

                  (ii) a Group Member at any time before Completion being a member of the same group of companies as the Primary Person or having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person for any Tax purpose; and

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         11.1.3   any reasonable costs and expenses suffered or incurred by
                  Serologicals and/or a Group Member in connection with any liability to Tax as is mentioned in this clause 11 (or any claim for such liability to Tax).

11.2 The covenant contained in clause 11.1 does not apply in respect of a liability to Tax of a Group Member to the extent that specific provision or reserve in respect of that liability to Tax was made in the last audited accounts of the relevant Group Member (excluding the notes to those accounts and excluding any provision or reserve in respect of deferred Tax).

11.3 The provisions of the Indemnification Agreement shall apply in respect of any claims under this Clause 11. In the event of any matter giving rise to a claim under this Clause 11, the Shareholder and Serologicals must comply with the provisions of Clause 2.3 of the Indemnification Agreement (Indemnification Procedure) and 2.4 (Claims Period) in respect of the notification and conduct of any such matter and the provisions of Clause 2.5 (Liability Limits) shall apply in respect of determining the liability of the Obligated Parties in respect of such matter.

12.      COSTS

12.1 Subject to clauses 8.2(b) and 9.13 of the US Securities Purchase Agreement, each party shall pay the costs and expenses incurred by that party in connection with the preparation, negotiation and implementation of this Agreement and the documents referred to in this Agreement. However, Serologicals shall bear any stamp duty payable on the transfer of the Shares pursuant to this Agreement.

13.      NOTICES

13.1 Every notice given or required to be given under this Agreement (NOTICE) shall be in writing. A Notice shall, in the case of Serologicals, be sent to its head office from time to time (marked for the attention of Jeffrey Linton), with a copy to King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303-1763 USA (marked for the attention of Philip A Theodore) and a copy to Theodore Goddard, 150 Aldersgate Street, London EC1A 4EJ UK (marked for the attention of Mike Duggan) and, in the case of the Shareholder, be sent to Michael Mead, 8600 W. Bryn Mawr Ave., Suite 700-N, Chicago, Illinois 60631-3505, USA, with a copy to Kurt Kicklighter, Luce Forward, 600 W. Broadway, Suite 2600, San Diego, CA 92101 USA and Nigel Clark, Minter Ellison, 10 Dominion Street, London EC2M 2EE or at such other address as that party shall have notified to the other party in accordance with this clause.

13.2 Every Notice shall be delivered personally or sent by registered or certified mail or by any prepaid express mail or overnight courier service courier. To be valid a Notice must be despatched on a Business Day.

13.3 A Notice that is delivered personally in the manner provided in this clause 13 shall be deemed to have been served on the party to whom it is directed on actual receipt by such party or its agent. Any Notice that is addressed and mailed or sent by courier in the manner provided in this clause 13 shall be deemed to be served on the party to whom it is directed at the close of business (local time at the place of destination) on the fourth Business Day after the day it is despatched or, if earlier, the time of actual receipt.

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13.4     In proving service of a Notice it shall be sufficient to prove that delivery was made or that the envelope containing the Notice was properly addressed and posted (by registered or certified mail or by any prepaid express mail or overnight courier service courier).

14.      DEDUCTIONS FROM PAYMENTS

14.1 All sums payable by the Shareholder to Serologicals and by Serologicals to the Shareholder pursuant to this Agreement shall be paid free and clear of all deductions or withholdings of any kind, save only as may be required by law.

14.2 If the Shareholder or Serologicals, as the case may be, is required by law to make a deduction or withholding from any payment referred to in clause 14.1, the Shareholder or Serologicals, as the case may be, shall pay to Serologicals or the Shareholder, as the case may be, such sum as will, after the making of any deduction or withholding, leave Serologicals or the Shareholder, as the case may be, with the same amount as it would have received had no deduction or withholding been made.

14.3 If any sum payable by the Shareholder to Serologicals or by Serologicals to the Shareholder pursuant to this Agreement, other than the payment by Serologicals of the consideration for the Shares as set out in clause 3.1, is subject to Tax in the hands of Serologicals or the Shareholder, as the case may be, the same obligation to make an increased payment as is referred to in clause 14.2 shall apply in relation to such Tax liability as if it were a deduction or withholding required by law.

15.      TERMINATION

         This Agreement may be terminated at any time prior to Completion in accordance with the provisions set out in clause 8 of the US Securities Purchase Agreement (which for the avoidance of doubt shall apply to this Agreement).

16.      GENERAL

16.1 None of the rights or obligations of either party under this Agreement may be assigned or transferred without the prior written consent of the other party. However, Serologicals may at any time freely assign all or any part of its rights and benefits under this Agreement, and any cause of action arising under or in respect of any of them, to any Associate of Serologicals who may enforce the assigned rights, benefits and/or causes of action pursuant to the Contracts (Rights of Third Parties) Act 1999 as if the Transferee had also been named in this Agreement as Serologicals but in relation to the Transferee's own loss and/or interests as beneficial owner of the whole or any part of the share capital of the Company or of the Subsidiary.

16.2 This Agreement is binding on and shall apply for the benefit of the parties' personal representatives, successors in title and permitted assignees.

16.3 This Agreement, the US Securities Purchase Agreement, the Indemnification Agreement and the documents referred to in each of them constitute the entire agreement between the parties relating to their subject matter, and supersede all previous agreements between the parties relating to that subject matter. There shall be deemed to be

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         comprised in this Agreement all letters and acknowledgements exchanged between the parties contemporaneously with and expressed to be ancillary to this Agreement.

16.4 Any variation or waiver of any of the terms of this Agreement shall not be binding unless set out in writing, expressed to amend this Agreement and signed by or on behalf of each of the parties. Pursuant to section 2(3)(a) of the Contract (Rights of Third Parties) Act 1999 the parties, in accordance with this sub-clause, may without limit or restriction vary this Agreement or any provision of it which may be enforced by a third party or otherwise amend this Agreement in such a way as to extinguish or alter the third party's entitlement under any such provision without the consent of that third party.

16.5 This Agreement shall be governed by the laws of England and each of the parties hereby irrevocably consents and agrees that, except as provided in the next sentence, any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (for purposes of this clause 16.5, a LEGAL DISPUTE) shall be brought only to the exclusive jurisdiction of the courts of the State of California, USA or the federal courts located in the State of California, County of San Diego. Notwithstanding the preceding sentence, the parties hereby irrevocably consent and agree that any Legal Dispute with respect to any claim for indemnification pursuant to the Indemnification Agreement shall be brought only in such federal or state court to which any third party claims giving rise to such indemnification has been brought; provided, however, that no party shall be prevented from raising an objection to subject matter jurisdiction in such forum. The parties agree that, after a Legal Dispute is before a court as specified in this clause 16.5 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the parties hereby waives, and agrees not to assert, as a defence in any Legal Dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court (other than as set forth above with respect to subject-matter jurisdiction) or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper (other than as set forth above with respect to subject-matter jurisdiction). Each party hereto agrees that a final judgment in any action, suit or proceeding described in this clause 16.5 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws (as defined in the US Securities Purchase Agreement). The provisions of this clause 16.5 are without prejudice to the rights of the parties to apply to the English Courts for interim relief (to include, but not limited to, injunctions) and to obtain the same in aid of actual or contemplated proceedings before the courts of the State of California, USA or the federal courts located in the State of California, San Diego County in connection with the matters arising from or contemplated in this Agreement, and for the purpose of an application pursuant to this sentence, the parties hereby submit to the non-exclusive jurisdiction of the English Courts and waive all rights to challenge such application on grounds of jurisdiction and/or forum non conveniens.

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16.6     If any provision of this Agreement, or any part of a provision of this
         Agreement, is found to be illegal, invalid or unenforceable the remaining provisions, or the remainder of the provision concerned, shall continue in effect.

16.7 A failure or delay in enforcing compliance with any term of this Agreement shall not be a waiver of that or any other term of this Agreement.

16.8 Each party confirms that, in agreeing to enter into this Agreement, that party has not relied on any representation, warranty, collateral contract or other assurance except those set out in this Agreement. To the extent any previous representation, warranty, collateral contract or assurance was made to or with a party that party waives all rights and remedies in respect of it. However, nothing in this clause shall limit or exclude liability for fraud.

16.9 Any date or period mentioned in this Agreement may be extended by agreement between the parties. However, as regards any date or period (whether or not extended by agreement) time shall be of the essence of this Agreement.

16.10 All obligations of the parties shall continue in full force and effect after Completion, except for any obligations then already fully performed.

16.11 The express rights and remedies provided in this Agreement do not exclude any other rights or remedies provided by law, except to the extent that the rights and remedies of a party are expressly excluded or restricted by the terms of this Agreement.

16.12 Where it is agreed that any payments by the Shareholder to Serologicals under this Agreement shall be treated as a reduction in the consideration for the Shares, such payments shall, to the extent that in aggregate they are less than or equal to such consideration, constitute a repayment of and a reduction in (or, as the case may be, a full return of) such consideration.

16.13 Neither party shall at any time make any announcement of this transaction or disclose any term of this Agreement, or of any document referred to in this Agreement, without the prior written approval of the other party except to the extent that such information is already lawfully in the public domain. The parties shall each use their best endeavours to keep the terms of this Agreement and the documents referred to in it which are not already lawfully in the public domain from time to time strictly confidential. Despite the above, a party shall be entitled to make any announcement or disclosure which is imposed on that party by law or by the rules of any regulatory body to which that party is subject but the parties shall, as far as practicable, consult with one another on the form of such announcement or disclosure.

16.14 Completion shall not constitute a waiver of any breach of this Agreement even if the breach was known about at the time of Completion.

16.15 This Agreement may be executed in any number of counterparts and all the counterparts when taken together will constitute one agreement. Each party may enter into this Agreement by executing a counterpart.

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16.16    Each party shall execute such further documents and perform and do such further acts and things following Completion as the other party may reasonably request in writing in order to carry the provisions of this Agreement into full effect. The costs and expenses incurred in carrying out any such request will be paid by the party making the request.

16.17 At any time after Completion the Shareholder shall provide or procure to be provided to Serologicals and its agents and advisers all information in their possession or under their control concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Group as Serologicals shall from time to time reasonably require and the Shareholder will give or procure to be given to Serologicals and its agents and advisers such access (including the right to take copies) to such documents containing such information as Serologicals shall from time to time reasonably require.

16.18 Each of Serologicals and the Shareholder irrevocably appoints Serologicals' Solicitors in respect of Serologicals and Minter Ellison of 10 Dominion Street, London, EC2M 2EE in respect of the Shareholder, and their respective successors in business, and each of their respective partners from time to time as their agent to accept service of any UK proceedings pursuant to clause 16.5 arising out of or connected with this Agreement or any document entered into pursuant to this Agreement. Each of Serologicals and the Shareholder may change the details of the person irrevocably authorised to accept service to another name and address provided the address is within England and that he gives not less than 30 days prior notice in writing to the other party. Until the end of the notice period, service on the former address shall remain effective.

16.19 Each individual signing this Agreement on behalf of a party represents that he has been fully empowered by that party to execute this Agreement, that all necessary action to authorise execution of this Agreement by him has been taken by such party, that the party on whose behalf he executes this Agreement has full authority, power and capacity to enter into this Agreement and that all necessary actions have been taken to enable that party lawfully to enter into this Agreement.

16.20 Unless expressly provided in this Agreement, no provision of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

EXECUTED by the parties on the date specified at the beginning of this Agreement.

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                             SCHEDULE 1 - WARRANTIES

1.       CAPACITY

1.1 The Shareholder has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the agreements and deeds to be entered into pursuant to this Agreement which will, when executed, constitute binding obligations on the Shareholder in accordance with their terms.

1.2 The Shareholder is the beneficial owner of or is otherwise entitled to sell and transfer to Serologicals the full legal and beneficial ownership of the entire issued share capital of the Company on the terms of this Agreement.

2.       INFORMATION

2.1 The facts set out in the Introduction to this Agreement and Schedules 2 and 3 are true, accurate and complete in all respects and there are no other facts or matters which would render any such facts or information misleading.

2.2 The information contained in the Disclosure Documents is (or in the case of historic information was at the date of such information) true and accurate in all material respects (provided that this Warranty shall not apply to the extent that the subject matter of any such information is the subject matter of any other Warranty).

3.       SHARE CAPITAL AND CONSTITUTION

3.1 The Shares will at Completion constitute the whole of the issued and allotted share capital of the Company and all the Shares are fully paid up.

3.2 Apart from this Agreement, there is no Encumbrance on, over or affecting the issued or unissued share or loan capital of the Company and there is no agreement or commitment to give or create any such Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance.

3.3 The register of members and, to the knowledge of the Shareholder, the other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.4 All material returns, particulars, resolutions and documents required by the Act or any other legislation to be filed with the Registrar of Companies in respect of the Company have been duly filed on time and were correct in all material respects.

3.5 The copy of the memorandum and articles of association of the Company supplied to Serologicals is true and complete and the Company has at all times carried on its business and affairs within the powers and in accordance with the provisions of its memorandum and articles of association and they set out fully the rights and restrictions attaching to each class of authorised share capital of the Company.

3.6 The Shareholder has delivered or made available to Serologicals copies of the minutes of the meetings of each of the board of directors and shareholders of the Company that are

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         the complete, true and correct records of the meetings of the board of directors and shareholders of the Company.

3.7 Since the Accounting Date, neither the Company nor any class of its members has passed any resolution (other than resolutions relating to business at an annual general meeting which was not special business).

3.8 The Company's share capital has not been listed on any stock exchange or subject to any kind of dealing or marketing arrangement which makes the Company subject to the City Code on Takeovers and Mergers.

4.       ACCOUNTS AND ACCOUNTING RECORDS

4.1 The Warranted Accounts show a true and fair view, in all material respects, of the state of affairs of the Company at the Accounting Date and its profits for the accounting reference period ended on that date, fully provide for or disclose all liabilities (whether actual, contingent or disputed) in existence at the Accounting Date, comply with all current Financial Reporting Standards and other accounting standards applicable to a United Kingdom company and with the requirements of the Act and all other applicable legislation, were not affected by any extraordinary, exceptional or non-recurring item, properly reflect the financial position of the Company as at the Accounting Date and were prepared in accordance with the historical cost convention.

4.2 The bases and policies of accounting adopted for the purpose of preparing the Warranted Accounts are the same as those adopted in preparing the audited accounts of the Company in respect of the three last preceding accounting reference periods and no changes in the basis of accounting were made during the accounting reference period ended on the Accounting Date or have been made since that date.

4.3 In relation to the Company's accounts for the accounting reference periods immediately preceding the periods to which the Warranted Accounts relate, the statements contained in paragraph 4.1 above, with the substitution of the relevant accounting dates for the Accounting Date and of the relevant accounting periods for the period ended on the Accounting Date, are true and accurate in all material respects and those accounts, taken with the Warranted Accounts, correctly show the trend of the Company's profits for the entire period covered by them.

5.       POSITION SINCE THE ACCOUNTING DATE

         Since 31 October 2002 and except as contemplated by this Agreement the Company has conducted its business only in the Ordinary Course of Business and has not:

         5.1 received any notice of termination of any material contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

         5.2 made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash or property) with respect to the Shares or any equity interest in the Company or purchased or redeemed, or obligated

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                  itself to purchase or redeem, any shares or any equity
                  interest in the Company or other securities;

         5.3 except for customary increases based on term of service or regular promotion of non-officer employees, (i) increased the compensation payable or to become payable to any employee, officer, shareholder, director, manager, member, distributor or agent of the Company or (ii) increased any bonus, insurance, pension, vacation or other employee benefits, payments or arrangements for such persons;

         5.4 entered into or amended any employment (other than "at-will" employment agreements), consulting, severance, change in control, or similar agreement;

         5.5 paid, discharged or satisfied any Encumbrance other than those then required to be discharged or satisfied, or paid any indebtedness, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown in the Warranted Accounts and current liabilities incurred since 31 October 2002 in the Ordinary Course of Business;

         5.6 permitted any of their property, business or assets to be subjected to any Encumbrance;

         5.7      waived or released any claims or rights;

         5.8 sold, transferred, leased or otherwise disposed of any of its assets or properties in excess of L10,000 per transaction or L20,000 in the aggregate;

         5.9 made any single capital expenditure or investment in excess of L10,000 or capital expenditures in the aggregate in excess of L20,000;

         5.10 made any change in any method of accounting or any practice or principle of accounting;

         5.11 paid, loaned or advanced any amount or sold, transferred, loaned or leased any asset to any employee, except for normal compensation involving salary and benefits;

         5.12 written off as irrecoverable any debt or increased or decreased its allowance for doubtful debts by a total of more than L10,000;

         5.13 hired any employee with annual compensation greater than L20,000;

         5.14 entered into any material commitment or transaction, other than in the Ordinary Course of Business, affecting their operations or suffered any event or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect;

         5.15 issued or sold shares or other equity interest or other securities, or promised, issued, granted or sold any options, rights or warrants with respect thereto, or acquired any shares or other securities of any company or any interest in any

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                  business enterprise, or otherwise made any loan or advance to or investment in any person, firm or company;

         5.16 incurred any indebtedness for borrowed money in excess of L10,000 that has not been repaid;

         5.17 materially changed any material business practice other than in the Ordinary Course of Business;

         5.18 conducted their cash management customs and practices other than in the Ordinary Course of Business (including, with respect to collection of debts, purchases of supplies, repairs and maintenance, payment of creditors, accrued expenses and payroll, levels of capital expenditures and operation of cash management practices generally);

         5.19 amended or terminated any material contract (except as otherwise contemplated by this Agreement or required by law) or any insurance policy, in force on 31 December 2002;

         5.20 written off, or increased the reserve for, any inventory (including, raw materials, supplies, manufactured and purchased parts, goods or work in process and finished goods) by a total of more than L10,000; or

         5.21 agreed in writing, or otherwise, to take any action described in this paragraph 5.

6.       TAXATION

6.1      For the purposes of paragraph 23 (Repetition of Warranties) of this
         Schedule 1, references in this paragraph 6 to "the date of this Agreement" will be construed at the date of Completion to state "at the Date of Completion".

6.2      COMPLIANCE AND LIABILITIES

         TAXATION LIABILITIES

(a) All liabilities of the Company for Tax as at the Accounting Date whether as principal, agent or trustee are fully provided for in the Warranted Accounts and all Tax for which the Company is liable or for which the Company is liable to account has been duly paid (insofar as it ought to have been paid) and without limitation the Company has made all such deductions and retentions that it was obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted and retained.

         DEDUCTIONS AND WITHHOLDINGS

(b) The Company has not prior to the date of this Agreement received any notice from any Tax Authority which has required the Company to withhold Tax from any payment made since the Accounting Date up to the date of this Agreement or specifically requires it to withhold Tax for payments to be made after the date of this Agreement .

(c) The Company has not made any payment in respect of which it has not deducted or withheld Tax in accordance with section 349A(1) of the Taxes Act on the basis of a

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         reasonable belief, at the time the payment was made, that one of the conditions specified in section 349B of the Taxes Act was satisfied and the Company has not received any direction pursuant to section 349C of the Taxes Act directing that section 349A(1) of the Taxes Act should not apply in relation to any payment.

         TAX RETURNS

(d) The Company has punctually effected and submitted to any Tax Authority all returns required to be submitted, and has supplied all information required to be supplied, kept all relevant records required to be kept, and made all relevant notices and payments required to be made, in each case for the purposes of Taxation.

(e) The Shareholder is not aware of any circumstance which will , prior to the date of this Agreement, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Taxation Authority in relation to the Company's liability or accountability for Taxation.

         INVESTIGATION

(f) The Company has not within six years of the date of this Agreement been the subject of an investigation, audit or visit by or involving any Tax Authority and so far as the Shareholder is aware there are no circumstances existing which make it likely that such an investigation, audit or visit will be made.

6.3      VALUE ADDED TAX

         REGISTRATION

(a) The Company is a registered and taxable person for the purposes of VAT and such registration is not subject to any conditions imposed by or agreed with HM Customs & Excise.

         OPTION TO CHARGE VAT ON SUPPLIES BY THE COMPANY

(b) The Company (or any person in relation to which the Company is or has been a relevant associate as defined in paragraph 3(7) Schedule 10 VATA ) has not made any election to waive exemption from VAT under Schedule 10 VATA in respect of any property in which the Company has any interest.

         CAPITAL GOODS SCHEME

(c) The Company does not at the date of this Agreement have any interest in any assets which are capital items for the purposes of Part XV Value Added Tax Regulations 1995 (the capital goods scheme).

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6.4      COMPANIES LEAVING A GROUP

(a) The execution or completion of this Agreement will not result in any profit, credit or gain being deemed to accrue to the Company for Taxation purposes whether pursuant to section 179 TCGA or otherwise.

6.5      DISTRIBUTIONS AND OTHER PAYMENTS

         INTEREST TREATED AS DISTRIBUTION

(a) The Company has no liability to Taxation at the date of this Agreement which has arisen from interest payable on securities (within the meaning of section 254(1) Taxes Act) which has fallen to be treated as a distribution under section 209 Taxes Act (meaning of "distribution").

         LOAN RELATIONSHIPS

(b) All interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter II of Part IV Finance Act 1996 are capable at the date of this Agreement of being brought into account by the Company as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognised in the Company's accounts (assuming that the accounting policies and methods adopted for the purpose of the Warranted Accounts continue to be so adopted).

6.6      FOREIGN COMPANIES AND OVERSEAS TRADE ETC

         UK RESIDENCE

(a) The Company is resident in the United Kingdom for the purposes of United Kingdom Taxation and is not, and has never been, liable for Tax in any other jurisdiction.

         NON-ARM'S LENGTH TRANSACTIONS

(b) The Company is not a party to any transaction or arrangement under which there is a liability to Taxation prior to the date of this Agreement which has arisen under Schedule 28AA Taxes Act.

6.7      STAMP DUTY

         DOCUMENTS DULY STAMPED

(a) All documents in the possession or under the control of the Company to which the Company is a party and which attract stamp duty have been properly stamped.

         STAMP DUTY RESERVE TAX

(b) The Company has not entered into any transactions in respect of which it is continuing to be liable for stamp duty reserve tax.

(c) The Company has not made any claims for group relief for stamp duty purposes under section 42 of the Finance Act 1930 or section 151 of the Finance Act 1995 in relation to instruments executed after 23 April 2002.

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7.       INTERESTS OF SHAREHOLDER, FOUNDERS, DIRECTORS AND EMPLOYEES

7.1      There are:

         (a) no loans made by the Company to the Shareholder, the Beckman Trust, the Beckmans and/or any of the directors of the Company and/or any Associate of any of them;

         (b) no debts owing to the Company by the Shareholder, the Beckman Trust, the Beckmans and/or any of the directors of the Company and/or any Associate of any of them; and

         (c)      no securities for any such loans or debts as mentioned above.

7.2 There are no existing contracts, engagements, guarantees or indemnities to which the Company is a party and in which the Shareholder, the Beckman Trust, the Beckmans and/or any of the directors of the Company and/or any Associate of any of them is directly or indirectly interested and the Company does not depend upon or derive any benefit from any assets, facilities or services owned or supplied by the Shareholder, the Beckman Trust, the Beckmans or any of their Associates or any contract to which the Shareholder, the Beckman Trust, the Beckmans or any of their Associates is a party.

7.3 Neither the Shareholder, the Beckman Trust, the Beckmans nor any of their Associates nor any of the officers or employees (or former officers or employees) of the Company have any claim, demand or right of action against the Company (whether actual, contingent or prospective) otherwise than for remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or for reimbursement of business expenses incurred during such month in each case in accordance with their contracts of employment and none of them is entitled to accrued holiday pay other than in respect of the Company's current holiday year.

8.       TITLE, ENCUMBRANCES AND ASSETS

8.1 The Company has possession and control of and a good and marketable title to all the assets used in the operation of its business and no distress, execution or other process has been levied on any of such assets nor do any circumstances exist under which any person may claim entitlement to possession of any of such assets in competition with or in priority to the Company.

8.2 There is set out in the Disclosure Letter a complete and accurate list of all assets used by the Company in or in connection with its business as such list is maintained in the Company's fixed assets list as at the date of this Agreement.

8.3 All of the assets used by the Company in or in connection with its business are in reasonably good condition and repair, normal wear and tear excepted (other than machinery and equipment under repair or out of service in the ordinary course of business).

8.4 No Encumbrance (or agreement or commitment to grant any Encumbrance) is outstanding against any part of the undertaking of the Company or against any of the

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         assets used in or in connection with its business (except for retention of title agreements (as defined in section 251 of the Insolvency Act
         1986) arising in the ordinary course of business) and no claim has been made by any person to be entitled to any such Encumbrance.

8.5      No asset of the Company is shared with any other person.

8.6 Any assets of the Company which will not be situated at the Properties on Completion are specified in the Disclosure Letter and are clearly identified as assets of the Company.

9.       FINANCIAL MATTERS

9.1 Full and accurate details of all overdrafts, loans or other financial facilities and any foreign currency facilities and dealings outstanding or available to the Company (FACILITIES) are contained in the Disclosure Letter and true and complete copies of all documents relating to the Facilities are included in the Disclosure Documents.

9.2 All debts owed to the Company are reflected properly in the Interim Financial Statements and none of such debts is subject to any dispute, right of set-off or counter-claim of any kind.

9.3 The allowance for doubtful debts owed to the Company as set out in the Interim Balance Sheet was calculated in accordance with past practice and is adequate in light of all known facts and circumstances having a bearing on the collectibility of the debts owed to the Company.

9.4 Neither the Company nor the Shareholder is insolvent or unable to pay its debts as and when they fall due and is not the subject of any liquidation or insolvency proceedings, petitions or resolutions or any statutory demand nor has any administrator, receiver and/or manager, administrative receiver, trustee in bankruptcy or other insolvency officer been appointed of the Company or the Shareholder or over any of its or their assets. No voluntary arrangement, compromise or scheme of arrangement has been approved or sanctioned in respect of the Company or the Shareholder nor has any floating charge created by the Company or the Shareholder crystallised and there are no facts known to the Shareholder which could give rise to any of the events or circumstances referred to in this paragraph 9.4.

10.      THE PROPERTIES

         TITLE

10.1 The Properties comprise all the properties owned, occupied or otherwise used by the companies in the Group in connection with their businesses.

10.2 Those of the Properties which are occupied or otherwise used by the companies in the Group in connection with their businesses are so occupied or used by right of ownership or under lease or licence, and the terms of any such lease or licence permit such occupation or use.

10.3 One of the companies in the Group is the legal and beneficial owner of a leasehold interest in each of the Properties.

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10.4     The information contained in Schedule 4 as to the tenure of each of the
         Properties, the principal terms of the leases or licences held by the Group, and the principal terms of the tenancies and licences subject to and with the benefit of which the Properties are held is true and accurate in all material respects.

10.5 No member of the Group owns or to the knowledge of the Shareholder has ever owned a freehold interest in property.

10.6 The Properties have been duly registered at H.M. Land Registry where required.

         ENCUMBRANCES

10.7 The Properties are free from any Encumbrance for the repayment of moneys or other obligation or liability of any of the companies in the Group or any other party.

10.8 Save as disclosed in the leasehold documentation provided as part of the Disclosure Documents, the Properties are not subject to any outgoings, other than general rates, water charges, insurance premiums and rent and service charges.

10.9 Save as disclosed in the leasehold documentation provided as part of the Disclosure Documents, the Properties are not subject to any restrictive covenants, stipulations, easements, profits a prendre, wayleaves, licences, grants, restrictions, overriding interests or other such rights vested in third parties.

10.10 Save as disclosed in the leasehold documentation provided as part of the Disclosure Documents, the Properties are free from any local land charge, land charge, caution, inhibition or notice, and no matter exists which is capable of registration against any of the Properties.

         PLANNING

10.11 The use of each of the Properties is the permitted use for the purposes of the Town and Country Planning Acts 1971-1990 and the Planning and Compensation Act 1991 (PLANNING ACTS).

         ADVERSE ORDERS

10.12 There are no compulsory notices, orders or resolutions affecting any of the Properties, nor to the knowledge of the Shareholder are there any circumstances likely to lead to any being made.

10.13 There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Properties, nor to the knowledge of the Shareholder are there any circumstances likely to lead to any being made.

         CONDITION OF THE PROPERTIES

10.14 The buildings and other structures on the Properties are in reasonably good condition and repair.

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10.15    To the knowledge of the Shareholder there are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences, or with respect to any easement, right or means of access to the Properties.

10.16 The principal means of access to the Properties is over roads which the Company has a right to use pursuant to its leasehold interest in the Properties or which have been taken over by the Local or other Highway Authority and which are maintainable at the public expense, and no means of access to the Properties is shared with any other party nor subject to rights of determination by any other party.

10.17 To the knowledge of the Shareholder none of the Properties is located in an area or subject to circumstances particularly susceptible to flooding.

10.18 The Properties are not subject to any rights of common save as excepted and reserved under the leases of the Properties.

         LEASEHOLD PROPERTIES

10.19 The relevant company in the Group has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in any leases (which expression includes underleases) under which the Properties are held and the last demands for rent (or receipts if issued) were unqualified, and all such leases are valid and in full force.

10.20 The Disclosure Letter contains copies of all leases, subleases and licences in respect of each of the Properties to which the Company is a party.

10.21 All licences, consents and approvals required from any landlords (which expression, in this paragraph 10, includes any superior landlords) under any leases of the Properties have been obtained, and the covenants on the part of the tenant and, to the knowledge of the Shareholder, on the part of the landlords, contained in such licences, consents and approvals have been duly performed and observed.

10.22 There are no rent reviews under the leases of the Properties currently in progress.

10.23 There is not outstanding any unobserved or unperformed obligation necessary to comply with any notice or other requirement given by any landlords under any leases of the Properties.

10.24 There is no obligation to reinstate any of the Properties by removing or dismantling any alteration made to it by any company in the Group or any predecessor in title.

         RESIDUAL LIABILITIES

10.25 Except in relation to the Properties, the Company has no liabilities (actual or contingent) arising out of the conveyance, lease, tenancy, licence, agreement or other document relating to land or premises or an interest in land or premises, including, without limitation, leasehold premises assigned or otherwise disposed of.

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11.      THE COMPANY'S BUSINESS

11.1 The Company's inventory consists of raw materials and supplies, manufactured and purchased parts and materials, goods in process, and finished goods. The book value of any such inventory that is slow-moving, obsolete, damaged, or defective does not exceed the reserve for the Company's inventory set forth on the face of the Interim Balance Sheet (rather than in the notes) and the book value of any such inventory that is slow-moving, obsolete, damaged, or defective as of the Closing Date will not exceed the reserve for inventory used to determine Actual Working Capital in accordance with Section 2.4 of the US Securities Purchase Agreement. Except as set forth in Schedule 3.14(a) of the US Securities Purchase Agreement the amount at which the inventory of the Company is carried on the Interim Balance Sheet fairly represents, in all material respects, the cost (or market value, if lower) of such inventory as determined in accordance with GAAP.

11.2 The Company has no liability or obligation (and, to the knowledge of the Shareholder, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability or obligations) for replacement of any product manufactured, sold, leased or delivered by the Company or damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Balance Sheet (rather than in the notes).

11.3 No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the standard terms and conditions thereof, which are fully and accurately set out in the Disclosure Letter.

11.4 The Company has no liability or obligations (and, to the knowledge of the Shareholder, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability or obligation) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

12.      INFORMATION SYSTEMS AND INFORMATION TECHNOLOGY

12.1 The Company does not use any proprietary software or information technology.

13.      CONTRACTS AND OTHER OBLIGATIONS

13.1 Except for contracts for the purchase of services, goods or raw materials by the Company entered into in the Ordinary Course of Business that do not individually involve an amount in excess of L10,000 (treating each purchase order as a separate agreement) and that are reasonably expected to be fully performed within six (6) months of their respective dates, the Disclosure Documents include correct and complete copies of all material subsisting contracts to which the Company is a party.

13.2 The Company has not given any guarantee, indemnity or security for or otherwise agreed to become directly or contingently liable for any present or future obligation of any other

Execution Copy                                                       EXHIBIT 2.6

         person and no person has given any guarantee of or indemnity or security for any obligation of the Company.

13.3 No event has occurred regarding the Company which would entitle any third party to terminate any contract or benefit enjoyed by the Company or to call in any money before the due date for it to be repaid and, to the knowledge of the Shareholder, no third party is in default of any such contract.

13.4 The Company has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which it is or has been a party and has received no notice of any intention to terminate any such agreement or to repudiate or disclaim any other transaction.

13.5 The Company has not been party to any transaction with any third party which, in the event of any such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or him, would constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 inclusive and sections 339 to 344 inclusive of the Insolvency Act 1986.

14.      INTELLECTUAL PROPERTY

14.1 There is no registered Company Intellectual Property or applications for registration thereof and details of any material unregistered Company Intellectual Property are set out in the Disclosure Letter.

14.2 The Company Intellectual Property and all the material Intellectual Property the subject of the licences granted to the Company and disclosed at paragraph 14.7 below comprise all the Intellectual Property which is necessary to enable the Group to carry on its businesses in the same manner and to the same extent as they have been carried on at or in the two years prior to Completion and will not be adversely affected by the transactions effected by this agreement.

14.3 There have not been, and there are not pending or, to the knowledge of the Shareholder, anticipated any actions, claims, counterclaims, applications or allegations (CLAIMS) impugning the validity or enforceability of any Company Intellectual Property or the Company ownership thereof and there are no facts, matters or circumstances which could give rise to any such Claims.

14.4 To the knowledge of the Shareholder the activities of the Company do not and are not likely to infringe the Intellectual Property rights of any third party, the Company is not a party to any legal proceedings in respect of infringement of third party Intellectual Property rights and the Company has not agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to the Company Intellectual Property.

14.5 There have been no Claims against any third party alleging infringement of any of the Company Intellectual Property and there are no and there have been no facts, matters or circumstances which could give or which might have given rise to any such Claim.

Execution Copy                                                       EXHIBIT 2.6

14.6 Save where indicated in the Disclosure Letter the Company is the sole legal and beneficial owner of all the Company Intellectual Property and the Company Intellectual Property is not subject to any Encumbrances, agreements, licences or registered user rights affecting such Intellectual Property or subject to any claims from employees or others and is valid and subsisting.

14.7 Details of all written and material unwritten agreements and licences granted to or by the Company for the use of any Intellectual Property are disclosed in the Disclosure Letter and are valid and subsisting and none of the parties to such agreements and licences are in breach of any of the provisions of such agreements or licences and nothing has been done or omitted to be done which would enable a party to terminate such an agreement or licence.

14.8 The Company has not entered into any agreement or arrangement for the provision or acquisition of any know-how or technical information or assistance nor is it a party to an agreement which may prohibits or restricts the use or disclosure of any know-how or technical information.

14.9 The Company has in its possession all necessary documentation and other things necessary to establish the Company's ownership of that part of the Company Intellectual Property which is not capable of registration and to prove that such Company Intellectual Property is original and/or novel.

14.10 All persons engaged or employed by the Company who, in the course of their work for the Company will or might reasonably be expected to bring into existence Intellectual Property are, so far as is reasonably practicable, individually bound by agreements with the Company under which all Intellectual Property which such persons may bring into existence during their work for the Company vests in the Company.

14.11 The Company has no liability to pay compensation under sections 40 to 41 of the Patents Act 1977 nor are there any claims from employees relating thereto.

14.12 None of the Intellectual Property owned or used by the Company is subject to compulsory licensing or the granting of any licences of right nor, to the knowledge of the Shareholder, will it become so by operation of law.

15.      DISPUTES AND LITIGATION

15.1 There are no court orders, injunctions or unsatisfied judgments outstanding against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal, regulatory authority, governmental agency or any other person in connection with the determination or settlement of any claim or proceedings which if adversely determined would have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company in any way.

15.2 Apart from normal trade debt collection involving debts not exceeding L10,000 in the aggregate, neither the Company nor any of its officers nor any person for whose acts or defaults the Company may be liable is involved in any material civil, criminal or arbitration proceedings and to the knowledge of the Shareholder no such proceedings and no claims of any nature are pending or threatened by or against the Company or any

Execution Copy                                                       EXHIBIT 2.6

         such person which if adversely determined would have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company in any way or in respect of which the Company is liable to indemnify any party concerned and to the knowledge of the Shareholder there are no facts likely to give rise to any such proceedings.

15.3 The Company is not the subject of or engaged in any proceedings, investigations or enquiries, and to the knowledge of the Shareholder no proceedings, investigations or enquiries are pending or threatened, by or before any governmental or municipal department, commission, board, tribunal or other administrative, judicial or quasi-judicial agency (whether in the United Kingdom or elsewhere) in which any unfavourable judgment, decision, ruling or finding could have a material adverse effect the Company in any way.

16.      INSURANCE

16.1 A complete and accurate list of the Company's policies of insurance are contained in the Disclosure Letter and such policies are in full force and effect and all premiums in relation to them have been paid on time.

16.2 The Company has not done or omitted to do or suffered anything to be done anything which has rendered or might render any policy of insurance taken out by it void or voidable or not renewable on normal terms and at generally applicable premium rates. No such policy is subject to any special or unusual terms, restrictions or rates of premium.

16.3 No claim is outstanding under any of the insurance policies maintained by the Company and no circumstances exist which are likely to give rise to any such claim. There have been no material claims against insurers by the Company in the period of three years prior to the date of this Agreement.

16.4 In the last three years no application or proposal made by the Company for a policy of insurance of any kind has been refused or rejected by any insurance company in whole or in part nor has the level of insurance cover provided by any policy of insurance in favour of the Company been reduced or in any way altered at the instance of the insurance company issuing such policy of insurance.

17.      EMPLOYEES AND CONSULTANTS

17.1 The Disclosure Letter fully and accurately sets out particulars of the identities, dates of commencement of employment or engagement, dates of birth, notice periods and holiday entitlements of all the employees and officers of the Company (and of any persons whom the Company has agreed to employ or engage as an employee or an officer) and all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person.

17.2 The Disclosure Letter contains material particulars of all contracts for services which the Company has with any individual.

Execution Copy                                                       EXHIBIT 2.6

17.3 The Disclosure Letter contains material particulars of all bonus or incentive schemes which the Company has with any individual.

17.4 No employee of the Company whose gross remuneration exceeded or exceeds L20,000 per annum has been dismissed in the last three months or has given or been given notice of termination of his employment or has indicated that he wishes to leave the Company's employ.

17.5 The copy contracts in the Disclosure Documents are the specimen forms of contract under which all the officers, employees and consultants of the Company are currently employed or engaged.

17.6 The Company is not bound or accustomed to pay any moneys other than remuneration or emoluments of employment to or for the benefit of any officer or employee of the Company.

17.7 There is not in existence any contract of service with any employee or officer of the Company (or any contract for services with any individual) which cannot be terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

17.8 The Company is not in dispute with any of its employees or former employees or any trade union or other body representing its employees or former employees and its labour relations are considered to be good.

17.9 There is no agreement or arrangement in existence between the Company and any trade union or any other body representing its employees.

17.10 The Company does not have in existence nor is it proposing to introduce any share option scheme, share incentive scheme or profit sharing scheme for any of its officers or employees.

17.11 No person has a right to return to work or a right to be reinstated or re-engaged by the Company under the provisions of the Employment Rights Act 1996 and no payments are due by the Company under any such right.

17.12 No person is absent from work on maternity leave or parental leave (or given notice of their intention to take such leave) under the provisions of the Employment Rights Act 1996 or the Employment Relations Act 1999 or Maternity and Parental Leave etc Regulations 1999.

17.13 The Company has not given notice of any redundancies to any employee or government department or started consultations about any redundancies pursuant to any statute or regulation.

17.14 There are no early retirement or enhanced redundancy schemes operated by the Company.

17.15 The Disclosure Letter contains full and accurate particulars of all employees of the Company whose continuous period of employment for any purpose would include any

Execution Copy                                                       EXHIBIT 2.6

         employment by any other person prior to the commencement of their employment with the Company.

18.      PENSIONS

         The Company is not a party to nor participates in nor contributes to any scheme, arrangement or agreement (whether legally enforceable or not) for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or other like benefits (including the payment of medical expenses) for any past or present employee or officer of the Company or of any predecessor to all or part of its business (each a RELEVANT EMPLOYEE) or for the widow, widower, child or dependant of any Relevant Employee.

19.      CONSENTS AND COMPLIANCE WITH LAWS

19.1 The Company has and there are now in force all permits, authorities, licences and consents necessary for the Company to carry on its business effectively in the manner and in the places in which its business is now carried on and to the knowledge of the Shareholder there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents and none is limited in duration or subject to onerous conditions.

19.2 The Company has performed all obligations required to be performed by it with respect to or affecting its business, employees and assets and has complied in all material respects (and has been at all times during the past 5 years in compliance in all material respects) with all laws, regulations, orders, decrees, judgments, contracts, agreements, licences, obligations or restrictions of whatever nature binding upon it or which affect its assets or employees or the operations of its business.

19.3 To the knowledge of the Shareholder, no officer or employee of the Company is or has been subject to any bankruptcy or criminal proceedings or is or has been the officer of any company which has been the subject of liquidation or insolvency proceedings.

19.4 To the knowledge of the Shareholder, no officer, employee or agent of the Company has paid any bribe or used any of the Company's assets unlawfully to obtain an advantage for any person.

19.5 The Company has not been nor is it concerned in any agreements or arrangements which infringed or infringe or which have or should have been registered under or which have or may become the subject of any reference, enquiry, proceeding, report, assurance or undertaking under or in respect of the Restrictive Trade Practices Acts 1976 and 1977, the Fair Trading Act 1973, Article 81 or Article 82 of the Treaty of Rome, the Competition Act 1998 or any other anti-trust, anti-restrictive practice or similar legislation in any jurisdiction and the Company has not made or threatened to make any complaint against any other person to any relevant authority under any law or legislation referred to in this paragraph 19.5.

20.      ENVIRONMENTAL MATTERS

20.1 The Company has at all times complied and is complying in all material respects with all Environmental and Health Laws and Environmental and Health Permits.

Execution Copy                                                       EXHIBIT 2.6

20.2 The Company has not received any indication, notice, complaint or other communication from any person (including any Competent Authority) since 1 January 1997 alleging that there is a breach of or liability under (including any liability to take or pay for Remedial Action) any Environmental and Health Laws or Environmental and Health Permits or that future action will be necessary to ensure compliance or discharge any liability. To the knowledge of the Shareholder there are no circumstances which might give rise to such an indication, notice, complaint or communication being received.

20.3 The Company has obtained all Environmental and Health Permits required for the operation of its business as now carried on. All such Environmental and Health Permits are valid and subsisting.

20.4 The Company is not and has not been engaged in, and to the knowledge of the Shareholder, no facility or property owned or occupied by the Company has ever been subject to, any regulatory inquiry or investigation, action, litigation, arbitration or dispute resolution proceedings relating to or concerning any actual or potential breach of or liability (including a liability to take or pay for Remedial Action) under Environmental and Health Laws and/or Environmental and Health Permits (DISPUTE) and no such Dispute is pending or threatened and there are no circumstances likely to give rise to any such Dispute.

20.5 There are no facts or circumstances which may give rise to any actual or potential obligation or liability on the part of the Company under or pursuant to Environmental and Health Laws or any Environmental and Health Permit (including any liability to undertake or pay for any Remedial Action).

20.6 To the knowledge of the Shareholder, there are no landfill sites or underground storage tanks in or at or, to the knowledge of the Shareholder (but in this instance without having made any enquiry) within 250 metres of the Properties.

20.7 No property formerly owned, occupied or used by the Company has been or is contaminated with any Hazardous Substances in circumstances where the Company may incur or suffer an obligation or liability under Environmental and Health Laws or any Environmental and Health Permit (including any liability to undertake or pay for any Remedial Action).

20.8 The Properties are not contaminated with and to the knowledge of the Shareholder are not likely to be contaminated with any Hazardous Substance. No Hazardous Substances are migrating or are likely to migrate off the Properties and to the knowledge of the Shareholder no Hazardous Substances are migrating or are likely to migrate onto the Properties. The operations of the Company have not contaminated the Environment or any other properties (whether by migration or otherwise) with any Hazardous Substance. No Remedial Action has been undertaken at the Properties or in respect of any contamination arising from or connected with the operations of the Company.

20.9 All environmental audits and other assessments, reviews and reports in the possession or control of the Shareholder, the Beckmans or the Beckman Trust (whether conducted internally or externally) relating to the Company and/or the Properties have been disclosed to Serologicals.

Execution Copy                                                       EXHIBIT 2.6

20.10 The Company is and has been in compliance with its obligations pursuant to the Producer Responsibility Obligations (Packaging Waste) Regulations 1997.

20.11 The Company has at all times complied and is complying in all respects with the Environmental Protection Act 1990 and the Control of Pollution Act 1974 and all related subordinate legislation (in each case as amended from time to time) in relation to Waste.

20.12 Details of any Asbestos present at the Properties are set out in the Disclosure Letter. All such Asbestos is in a good condition such that it does not pose any risk to human health.

20.13 All information provided to Serologicals or its advisers, agents or consultants by or on behalf of the Shareholder, the Beckmans or the Beckman Trust relating to the Environment or human health and the Company and/or the Properties was when given and is now true and accurate in all material respects and not misleading in any respect.

21.      SUBSIDIARIES

         The particulars of the Subsidiary set out in Schedule 3 are true and complete and the shares of the Subsidiary are held and owned as shown in Schedule 3 free from any Encumbrance and with all rights now and in the future attaching to them.

22.      EFFECT OF AGREEMENT

22.1     Compliance with the terms of this Agreement:

         (a) does not require the consent or agreement of any person who is not a party to this Agreement;

         (b) will not cause the Company to lose any interest in or the benefit of any asset, right, licence or privilege it presently owns or enjoys;

         (c)      will not relieve any person of any obligation to the Company;

         (d) will not result in any of the employees of the Company becoming entitled by virtue of their contract of service to any enhancement in or improvement to their remuneration, benefits or terms and conditions of service;

         (e) will not cause the Company or the Shareholder to be in breach of any of their respective obligations;

         (f) will not result in any present or future indebtedness of the Company becoming due prior to its stated maturity;

         (g) will not give rise to or cause to become exercisable any option or right of pre-emption; and

         (h) will not result in the creation or imposition of any Encumbrance on or over any of the assets of the Company or the Shares.

22.2 There are no agreements or arrangements concerning the Company which can be terminated or are terminable or the terms of which can be varied or are in any way

Execution Copy                                                       EXHIBIT 2.6

         variable as a result of any change in the control of the Company or change in the composition of the board of directors of the Company.

22.3 Neither this Agreement nor the acquisition for which it provides has been procured by any agent or broker on behalf of the Company and no agency or brokerage fees or charges are payable by the Company in respect of this Agreement or the acquisition for which it provides.

23.      REPETITION OF WARRANTIES

         Each of the Warranties will remain true and accurate at Completion and at all times between the execution of this Agreement and Completion.

Execution Copy                                                       Exhibit 2.6

                     SCHEDULE 2 - PARTICULARS OF THE COMPANY

1.       Registered Number:              2524801

2.       Place of Incorporation:         England and Wales

3.       Date of Incorporation:          23 July 1990

4.       Type of company:                Private Limited Company

5.       Authorised share capital:       L1,000 divided into 1,000
                                         ordinary shares of L1 each

6.       Issued share capital:           2 ordinary shares of L1 each

7.       Registered holder of the        Falcon International Investment
         issued share capital:           Holdings, LLC

8.       Beneficial owner of the         Falcon International Investment
         issued share capital:           Holdings, LLC

9.       Loan capital:                   None

10.      Registered office:              The Science Centre
                                         Eagle Close
                                         Chandlers Ford
                                         Hampshire SO53 4NF

11.      Directors:                      Mr David Alan Beckman
                                         Ms Pascale Edith Marie-Anne Wood-Atkins

12.      Secretary:                      Ms Pascale Edith Marie-Anne Wood-Atkins

13.      Accounting Reference Date:      31 December

14.      Auditors:                       None

15.      Date of latest accounts filed:  31 December 2000

16.      Date of latest annual return    23 July 2002
         filed:

17.      Bankers:                        Barclays Bank PLC
                                         Harrow Branch
                                         355 Station Road
                                         Harrow
                                         Middlesex HA1 2AN

18.      Tax residence:                  United Kingdom

Execution Copy                                                       EXHIBIT 2.6

                           SCHEDULE 3 - THE SUBSIDIARY

CYMBUS BIOTECHNOLOGY LIMITED

1.       Registered Number:              3144138

2.       Place of Incorporation:         England and Wales

3.       Date of Incorporation:          8 January 1996

4.       Type of company:                Private Limited Company

5.       Authorised share capital:       L1,000 divided into 1,000
                                         ordinary shares of L1 each
6.       Issued share capital:           237 ordinary shares of L1 each

7.       Registered holder of the        Chemicon Europe Limited
         issued share capital:

8.       Beneficial owner of the         Chemicon Europe Limited
         issued share capital:

9.       Loan capital:                   None

10.      Registered office:              Unit J
                                         Eagle Close
                                         Chandlers Ford
                                         Hampshire
                                         SO53 4NF

11.      Directors:                      Mr David Alan Beckman
                                         Ms Pascale Edith Marie-Anne Wood-Atkins

12.      Secretary:                      Ms Pascale Edith Marie-Anne Wood-Atkins

13.      Accounting Reference Date:      31 December

14.      Auditors:                       None

15.      Date of latest accounts filed:  31 May 2001

16.      Date of latest annual return    8 January 2002
         filed:

17.      Bankers:                        Barclays Bank Plc
                                         Harrow Branch
                                         355 Station Road
                                         Harrow
                                         Middlesex
                                         HA1 2AN

18.      Tax residence:                  United Kingdom

Execution Copy                                                       Exhibit 2.6

                           SCHEDULE 4 - THE PROPERTIES

----------------------------------------------------------------------------------------------------------------
                                                                RENT REVIEW              LENGTH OF TERM
PROPERTY                           CURRENT RENT               DUE/OUTSTANDING
----------------------------------------------------------------------------------------------------------------
Unit J                         L17,000 p.a.                    1. 24.06.1999              Commencing
Eagle Close                                                                               29.02.1996 and
Chandlers Ford                                                 2. 24.06.2004              expiring
Hampshire                                                                                 21.06.2009
SO53 4NF
----------------------------------------------------------------------------------------------------------------
Unit K                         L22,000 p.a.                    1. 25.12.2001              Commencing
Eagle Close                                                                               02.07.1997 and
Chandlers Ford                                                                            expiring
Hampshire                                                      2. 25.12.2006              24.12.2011
SO53 4NF
----------------------------------------------------------------------------------------------------------------
Unit L                         L25,000 p.a.                    25.03.2006                 Commencing on date
Eagle Close                                                                               of grant and
Chandlers Ford                                                                            expiring
Hampshire                                                                                 25.03.2011
SO53 4NF
----------------------------------------------------------------------------------------------------------------
2 Admiral House                L15,000 p.a.                    25.12.2004 and every       Commencing
Cardinal Way                                                   4th anniversary thereof    01.07.2000 and
Harrow                                                                                    expiring
Middlesex                                                                                 01.12.2012
HA3 5UT
----------------------------------------------------------------------------------------------------------------
Fischbacher Weg 3A             (euro)1,919.92 per month        31.05.03                   Commencing
D-65719                        plus VAT                                                   01.06.1998 and
Hofheim                                                                                   expiring on
Germany                                                                                   31.05.03
----------------------------------------------------------------------------------------------------------------

Execution Copy                                                       EXHIBIT 2.6

                      SCHEDULE 5 - COMPLETION REQUIREMENTS

On Completion the parties will comply with the following requirements:

SHAREHOLDER'S OBLIGATIONS:

1. The Shareholder shall deliver to Serologicals' Solicitors (or shall procure the delivery to Serologicals in such other manner as is agreed by the parties):

         1.1 transfers of the Shares duly executed by the Shareholder in favour of Serologicals or its nominees together with the relative share certificates (or an indemnity in such form as Serologicals shall require in relation to any missing certificates);

         1.2 duly signed letters of resignation in the Agreed Form from D Beckman as Director and Pascale Woods-Atkins as Director and Company Secretary in respect of each of the Company and the Subsidiary;

         1.3 the certificate of incorporation, (and, if applicable any certificates of incorporation on change of name) any common seal, any securities seal, statutory minute books and registers (duly made up to the date of Completion), share certificate book and all available copies of the memorandum and articles of association of the Company and the Subsidiary;

         1.4 all title deeds and other deeds and documents (including plans and consents) relating to the Properties including expired leases and insurance policies (except to the extent that they are in the possession of or are required to be returned to mortgagees as mentioned in the Disclosure Letter);

         1.5 a certified copy of any power of attorney under which any document delivered on Completion has been executed on behalf of the Shareholder;

         1.6 written confirmations from the relevant banks as to the respective bank balances of the Company and the Subsidiary as at the close of business on the second Business Day preceding Completion or at such other time as may be agreed by the parties together with a list of all unpresented cheques and uncleared lodgements which upon presentation or clearance would be debited or credited to the respective accounts;

         1.7 copies of all bank mandates of the Company and of the Subsidiary together with a blank mandate in respect of each bank account maintained by the Company and the Subsidiary;

         1.8 all papers, books, records, keys, credit cards and other property (if any) of the Company and the Subsidiary which are in the possession or under the control of the Shareholder;

         1.9 (if not received prior to the date of this Agreement) receipt of a Form 403(a) duly sworn and completed in respect of the fixed and floating charges pursuant to the debenture granted by the Subsidiary in favour of Barclays Bank plc on 28 February 1996;

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         1.10     duly executed releases of the Company and the Subsidiary from any guarantee, suretyship, indemnity, collateral security or letter of comfort given in support of any of the liabilities of any Shareholder Group Company or any Associate of any Shareholder Group Company or any director or employee (or former director or employee) of the Company or the Subsidiary or any Associate of any such director or employee; and

         1.11 an irrevocable power of attorney in the Agreed Form executed by the Shareholder in favour of Serologicals and its directors to enable Serologicals (pending registration of the transfers of such shares) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose.

2. The Shareholder shall repay and shall procure each of the other Shareholder Group Companies and the directors and employees of the Company and the Subsidiary and the Associates of such directors and employees to repay all moneys then owing by any of them to the Company or the Subsidiary whether due for payment or not.

3. The Shareholder shall procure that there shall be held a meeting of the directors of each of the Company and the Subsidiary attended by a quorum of the directors, at which:

         3.1 such persons as Serologicals may nominate shall be appointed additional directors (but not so as to exceed any maximum number permitted by its articles of association);

         3.2 the above-mentioned resignations of D Beckman and Pascale Wood-Atkins shall be accepted with immediate effect and such persons and firm as Serologicals may nominate shall be appointed as Directors and Company Secretary respectively in their places and such firm as Serologicals may nominate shall be appointed as auditors;

         3.3 its registered office shall be changed to such address as Serologicals may direct;

         3.4 subject to the Act and if required by Serologicals, its accounting reference date shall be changed to such date as Serologicals may instruct;

         3.5 the transfer referred to in paragraph 1.1 of this Schedule 5 shall be approved for registration (subject to stamping with any required stamp duty);

         3.6 such resolutions and actions regarding bankers as Serologicals may require shall be passed and taken;

         3.7 such other business as Serologicals may reasonably require shall be transacted; and

         3.8 the above-mentioned resignations of the present directors shall be accepted with effect from the end of the meeting and the Shareholder shall deliver to Serologicals certified copies of the minutes of such board meeting.

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         PURCHASER'S OBLIGATIONS:

4. Against compliance with the above provisions of this Schedule Serologicals shall remit the sum of $14,025,000 by bank electronic transfer to such nominated account in accordance with the Closing arrangements set out in the US Securities Purchase Agreement and the documents entered into pursuant to the same.

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                          SCHEDULE 6 - SPECIFIC MATTERS

1. Any liability of the Company, the Subsidiary or Serologicals up to, but not in excess of, L175,000 as a result of or with respect to the case styled as Biogenesis Limited v Cymbus Biotechnology Limited, Claim No. HC02C02120 filed in the London High Court of Justice.

2. Any liability of the Company, the Subsidiary or Serologicals for payment of rents (together with any interest on the same) in respect of Units J and K, Eagle Close, Chandlers Ford, Hampshire SO53 4NF in respect of periods prior to 31 May 2002.

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                    APPENDIX - DEFINITIONS AND INTERPRETATION

1.       DEFINITIONS

         The following definitions apply in this Agreement:

         ACCOUNTING DATE means, in relation to the Company, 31 December 2000 and, in relation to the Subsidiary, 31 May 2001, being the dates to which the last audited accounts of the Company and the Subsidiary, respectively, were made up;

         ACT means the Companies Act 1985 (as amended);

         AGREED FORM means, in relation to any document, the form of that document initialled for the purpose of identification by or on behalf of the Shareholder's Solicitors and Serologicals' Solicitors;

         AGREEMENT means this agreement including its schedules, appendices and attachments (if any);

         ASSOCIATE means:

         (a)      (in relation to an individual):

                  (i)      any Close Relative;

                  (ii) any trust (other than a public trust as defined below) in which the individual or any Close Relative has an interest (whether contingent discretionary or otherwise) or any trustee of such a trust;

                  (iii) any company which is or may be controlled by any of the above or by any two or more of them; or

                  (iv)     any Related Company of any such company;

         (b) (in relation to a corporation) any Related Company or associated company or any director or any person who alone or with others controls the corporation, and any Associate of such person; and

         (c) (in relation to the Shareholder) in addition to any person described in (a) or (b) above any person who has any interest (whether contingent, discretionary or otherwise) in any trust (other than a public trust) to which any shares in the Company held by the Shareholder are subject and any Associate of such person and for the purpose of this definition CONTROL and ASSOCIATED COMPANY shall bear the meanings given in section 416 of the Taxes Act 1988 and a PUBLIC TRUST is a trust having not less than twenty beneficiaries and which is associated with a pension or loan stock or the like or a unit trust in which interests have been offered to the public;

         AUDITORS mean the auditors of the Company from time to time;

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         BECKMANS means David Alan Beckman (D BECKMAN) and Keiko Koga Beckman (K
         BECKMAN), both of 39193 Calle Companero, Murrieta Temecula, California 92562, USA and references in this Agreement to the Beckmans shall include each of David Alan Beckman and Keiko Koga Beckman severally;

         BECKMAN TRUST means a trust created pursuant to the laws of California, the trustees of which are David Alan Beckman and Keiko Koga Beckman;

         BUSINESS DAY means a day (not being a Saturday or Sunday) when banks are open for general business in London, UK and Atlanta, Georgia, USA;

         CHEMICON INC means Chemicon International, Inc, a company incorporated in California whose head office is at 28820 Single Oak Drive, Temecula, California 92590 USA;

         CLOSE RELATIVE means any spouse, child, step-child, adopted child, grandchild, parent or spouse's parent; or any child, step-child, adopted child or grandchild of any such person; or any spouse of any of the above, and for the purposes of this definition SPOUSE includes de facto spouse or co-habitee;

         COMPANY INTELLECTUAL PROPERTY means all Intellectual Property owned by the Company or the Subsidiary and used in the businesses of the Company and/or the Subsidiary at Completion;

         COMPETENT AUTHORITY means any person (including any Government Department or Government Agency, the Environment Agency, local authorities or the Health and Safety Executive) having regulatory powers and/or authority at law and/or any court of law or tribunal.

         COMPLETION means the performance by the parties of the obligations (to the extent not previously waived in terms of this Agreement) assumed by them respectively under clause 6.2 and Schedule 5;

         CONFIDENTIAL INFORMATION means (i) any information concerning the business, accounts, finances, contractual arrangements or Intellectual Property (whether owned or licensed) or other dealings, transactions, affairs or property of the Company or the Subsidiary but does not include information which is trivial or obvious or otherwise clearly of a non-confidential nature or information which has become a matter of public knowledge (other than by reason of a breach of clause 8 or its unlawful disclosure by any person) and (ii) any information in respect of which an obligation of confidence is owed to any third party by the Company or the Subsidiary;

         DIRECTORS means the directors of the Company whose names are specified in Schedule 2;

         DISCLOSURE DOCUMENTS means the copy documents disclosed to Serologicals which are listed in the index at Attachment 1 to the Disclosure Letter;

         DISCLOSURE LETTER means the letter (including the Disclosure Documents) of the same date as this Agreement from the Shareholder to Serologicals containing qualifications to the Warranties;

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         ENCUMBRANCE means and includes any interest or equity of any person
         (including, without limitation, any right to acquire, option, right of pre-emption or right of conversion) or any mortgage, charge, pledge, lien, assignment or any other encumbrance, priority or security interest or arrangement of whatever nature over or in the relevant property;

         ENVIRONMENT means any or all of the following: living organisms (including humans) including the ecological systems of which they form part and the following media (alone or in combination): air (including the air within the buildings and the air within other natural or man made structures whether above or below ground); water (including without limitation water under or within land or in drains or sewers and surface, ground, coastal and inland waters); and land (including surface land, sub-surface strata, land under water and natural and manmade structures); and in the case of man includes his senses and his property;

         ENVIRONMENTAL AND HEALTH LAWS means all and any of the following to the extent that they are enforceable from time to time:

         (i) all supranational, national, European Union, federal, state or local statutes, directives or other laws or legislation or subordinate legislation;

         (ii) all rules, regulations, orders, notices, guidelines, guidance notes, codes of practice or circulars) made or issued under
                  (a) above;

         (iii)    all common laws, civil codes and equity;

         (iv) all judgements, decisions, notices, orders, directions, consent, agreements, instructions or awards by or with any Competent Authority; and

         (v) all legally binding deeds, contracts, leases, licences or other agreements,

         to the extent that they relate to or concern pollution or contamination of the Environment or have as a purpose or effect the protection of the Environment or the provision of remedies or compensation for pollution or contamination of the Environment or any loss arising therefrom, or they relate to or concern human health or safety or its protection or have as a purpose or effect the provision of remedies or compensation for Personal Injury or any loss arising therefrom; and/or they relate to or concern the generation, use, handling, storage, release, emission or disposal of Hazardous Substances;

         ENVIRONMENTAL AND HEALTH PERMIT means any licence, authorisation, consent, permit or any other approval (and any conditions or requirements thereof) required under or pursuant to any Environmental and Health Law;

         EVENT means an event, transaction (including Completion of this Agreement), action or omission whether alone or in conjunction with any other transaction, action or omission occurring on or before Completion and includes further (without limitation) the death of any person; a company becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax;

         GROUP means the Company and the Subsidiary and GROUP MEMBER means either of them;

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         HAZARDOUS SUBSTANCE means any substance, matter or thing whether in solid, liquid, vaporous or gaseous form (and whether alone or in combination with any other substance, matter or thing) capable of causing harm or damage to the Environment or pollution or contamination and shall include any Waste, any radiation and any antibodies, tissues, sera, cells or parts of cells;

         INCOME, PROFITS OR GAINS means revenue profits, chargeable gains and any other similar measure by reference to which Tax is chargeable or assessed and references to INCOME, PROFITS OR GAINS earned, accrued or received on or before a particular date or in respect of a particular period include Income, Profits or Gains which are deemed for the purposes of any Tax to have been earned, accrued or received at or before that date or in respect of that period;

         INDEMNIFICATION AGREEMENT means the agreement dated the same day as this Agreement between the Shareholder, the Beckman Trust, the Beckmans and Serologicals pursuant to which the Shareholder, the Beckman Trust and the Beckmans have agreed to indemnify Serologicals from and against the matters set out in such agreement;

         INTELLECTUAL PROPERTY means patents, trade marks, service marks, registered designs, applications for any of the above, copyright, know-how, design rights, database rights, trade secrets, confidential information, trade and business names and brands, Internet domain names and any other similar protected rights in any country;

         INTEREST means interest (as well after as before judgment) at the rate in question accruing daily and compounded with rests on the last day of each calendar month;

         PERSONAL INJURY means any death, personal injury, disease, medical condition, illness, effect on or insult to bodily tissue or other actual or alleged adverse impact on health or wellbeing or psychological or emotional condition, anguish, anxiety or fear;

         PROPERTIES means the leasehold properties described in Schedule 4;

         RELATED COMPANY means, in relation to a company, any company which is a holding company of that company or a subsidiary of that company or of such holding company (and the expression RELATED COMPANIES shall be construed accordingly);

         REMEDIAL ACTION means:

         (a) any works, steps, operations or measures to inspect, investigate, sample, assess or monitor any Personal Injury, any contamination or any pollution of the Environment, or the effect or potential effect of any Hazardous Substances on the Environment or human health, or the condition of the Environment or human health after any works etc described in sub-paragraphs (b) or (c) have been carried out;

         (b) any works, steps, operations or measures to avoid, prevent, minimise, treat, abate, remove, remedy, contain, control, manage or ameliorate any Personal Injury, any contamination or any pollution of the Environment, or the effect or potential effect of any Hazardous Substances on the Environment or human health; and/or

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         (c)      any works, steps, operations or measures to restore the
                  Environment or human health to its former state;

         SEROLOGICALS' GROUP means Serologicals or any Related Company of Serologicals other than a company in the Group;

         SEROLOGICALS' SOLICITORS means Theodore Goddard of 150 Aldersgate Street London EC1A 4EJ, UK or their successors in business or any other firm of solicitors appointed by Serologicals for the purposes of this Agreement;

         SHAREHOLDER GROUP COMPANY means the Shareholder or any Related Company of the Shareholder other than a company in the Group and Chemicon Inc;

         SHAREHOLDER'S SOLICITORS means Minter Ellison of 10 Dominion Street, London EC2M 2EE, UK or their successors in business or any other firm of solicitors appointed by the Shareholder for the purposes of this Agreement;

         SHARES means the two ordinary shares of L1 each in the capital of the Company comprising the entire issued share capital of the Company;

         SUBSIDIARY means the subsidiary of the Company at the date of this Agreement details of which are set out in Schedule 3;

         TAX or TAXATION means any form of tax, levy, impost, duty, contribution or withholding of any kind (excluding uniform business rates, water rates, community charge or council tax) imposed, collected or assessed by, or payable to, a Tax Authority and all penalties, charges and interest included in or relating to any of the above or to any obligation in respect of any of the above (in all cases, regardless of whether such taxes, penalties, charges and interest are directly or primarily chargeable against or attributable to the Company or the Subsidiary or any other person and regardless of whether the Company or the Subsidiary has, or may have, any right of reimbursement against any other person);

         TAXATION AUTHORITY means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, collect or assess tax in the United Kingdom or elsewhere;

         TAXES ACT means the Income and Corporation Taxes Act 1988;

         TCGA means the Taxation of Chargeable Gains Act 1992;

         US$ or US DOLLARS means United States dollars, the lawful currency of the United States of America;

         US SECURITIES PURCHASE AGREEMENT means the agreement dated the same date as this Agreement between the Shareholder and Serologicals for the acquisition by Serologicals of the entire issued share capital of Chemicon Inc;

         VAT means value added tax or other similar sales tax whether of the United Kingdom or elsewhere;

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         VATA means the Value Added Tax Act 1994;

         WARRANTED ACCOUNTS means (i) the audited balance sheet as at 31 December 2000 of the Company and the directors' reports and other documents annexed to it; and (ii) the audited balance sheet as at 31 May 2001 of the Subsidiary and the directors' reports and other documents annexed to it;

         WARRANTIES means the warranties, representations and undertakings contained or referred to in clause 5.1 and Schedule 1;

         WASTE means waste as defined in Environmental and Health Law including any substance, material, effluent or article constituting controlled waste, directive waste, special waste, hazardous waste or refuse.

2.       INTERPRETATION

         In this Agreement:

2.1 references to statutes or statutory provisions include those statutes or statutory provisions as amended, extended, consolidated, re-enacted or replaced from time to time and any orders, regulations, instruments or other subordinate legislation made under them;

2.2 words and phrases defined in the Act and in the relevant legislation relating to Taxation bear the same meanings, unless given a different meaning in this Agreement;

2.3 words and phrases defined in the US Securities Purchase Agreement and Indemnification Agreement shall bear the same meanings in this Agreement, unless given a different meaning in this Agreement;

2.4 references in this Agreement to any English statute, regulation or other legislation or English legal or accounting term for any action, remedy, method of judicial proceeding, legal or accounting document, legal or accounting status, insolvency proceeding, event of incapacity, legal or accounting status, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept, practice or principle or thing shall in respect of the Company's business in Germany be deemed to include what most approximates in German law to the English statute, regulation or other legislation or English legal or accounting term concerned;

2.5 unless specified to the contrary, use of the singular is deemed to include the plural, use of any gender is deemed to include every gender and any reference to a person is deemed to include a corporation, a partnership and other body or entity; and (in each case) vice versa;

2.6 references to this Agreement or any other document shall, where appropriate, be construed as references to this Agreement or such other document as varied, supplemented, novated and/or replaced in any manner from time to time;

2.7 any reference to a document in the Agreed Form includes a reference to that document in its final executed form;

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2.8      any reference to an AGREEMENT or CONTRACT includes an agreement, contract, deed, franchise, concession, licence or undertaking and any waiver or release (in each case whether written, oral, implied or arising by operation of law);

2.9 any undertaking by either party not to do any act or thing shall be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing;

2.10     any reference to a time is to United States Pacific Time;

2.11 any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm; and

2.12     the headings shall not affect interpretation.

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Execution Copy                                                       EXHIBIT 2.6

SIGNED by FALCON INTERNATIONAL           )
INVESTMENT HOLDINGS LLC                  ) /s/ Michael Mead
in the presence of:                      )

Signature of Witness:                    /s/ Nina E. Angelo

Name of Witness:                         Nina E. Angelo

Address of Witness:                      8600 W. Bryn Mawr
                                         Suite 700N
                                         Chicago, Il 60631
Occupation of Witness:                   Manager of Administrative Services

SIGNED by SEROLOGICALS                   )
RESEARCH PRODUCTS, INC                   ) /s/ David A. Dodd
in the presence of:                      )

Signature of Witness:                    /s/ Jeffrey D. Linton

Name of Witness:                         Jeffrey D. Linton

Address of Witness:                      5655 Spalding Dr.
                                         Norcross, GA 30188

Occupation of Witness:                   Vice President

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